EXHIBIT 2.1









                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                                 ATLAS AIR, INC.
                            (a Delaware corporation)

                                       and

                       ATLAS AIR WORLDWIDE HOLDINGS, INC.
                            (a Delaware corporation)

                                       and

                            ATLAS AIR MERGERCO, INC.
                            (a Delaware corporation)

                                -----------------

                          Dated as of February 15, 2001
                                -----------------





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                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of February 15, 2001 (the "Agreement"), by and among ATLAS AIR, INC., a Delaware corporation ("Atlas" or, with regard to the period upon and after the Effective Time (as hereinafter defined), the "Surviving Corporation"), ATLAS AIR WORLDWIDE HOLDINGS, INC., a Delaware corporation ("Holdco"), which is a direct wholly-owned subsidiary of Atlas, and ATLAS AIR MERGERCO, INC., a Delaware corporation ("MergerCo"), which is a direct wholly-owned subsidiary of Holdco and an indirect wholly-owned subsidiary of Atlas (Atlas and MergerCo, collectively, the "Constituent Corporations" and each, a "Constituent Corporation").

                              W I T N E S S E T H:


     WHEREAS, Atlas is a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL") and is authorized to issue a total of 60,000,000 shares, consisting of: (i) 50,000,000 shares of common stock, par value $.01 per share ("Atlas Common Stock"); (ii) 10,000,000 shares of preferred stock, par value $1.00 per share ("Atlas Preferred Stock"). As of the close of business on January 31, 2001, there were (i) 38,166,933 shares of Atlas Common Stock issued and outstanding (ii) 2,014,438 shares of Atlas Common Stock reserved for issuance upon exercise of stock options of Atlas outstanding or which may be granted pursuant to Atlas's stock option, purchase and similar plans; and (iii) no shares of Atlas Preferred Stock issued and outstanding;

     WHEREAS, MergerCo is a corporation organized and existing under the DGCL and is authorized to issue a total of 100 shares, in a single class of common stock, $.01 par value per share ("MergerCo Common Stock"), of which, as of the date hereof, 100 shares are issued and outstanding;

     WHEREAS, as of the date hereof, Holdco holds of record all of the outstanding shares of MergerCo Common Stock and no shares of MergerCo Common Stock are issued but not outstanding;

     WHEREAS, Holdco is a corporation organized and existing under the DGCL and is authorized to issue a total of 60,000,000 shares, consisting of: (i) 50,000,000 shares of common stock, par value $.01 per share ("Holdco Common Stock"), of which one share is issued and outstanding; (ii) 10,000,000 shares of preferred stock, par value $1.00 per share ("Holdco Preferred Stock"), none of which is issued and outstanding;

     WHEREAS, as of the date hereof, Atlas holds of record all of the outstanding shares of Holdco Common Stock and no shares of Holdco Common Stock or Holdco Preferred Stock are issued but not outstanding;


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                                      -2-


     WHEREAS, the designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof, of the Holdco Common Stock are the same as those of the Atlas Common Stock;

     WHEREAS, the Certificate of Incorporation and Bylaws of Holdco immediately after the Effective Time will contain provisions identical to the Restated Certificate of Incorporation and Bylaws of Atlas immediately prior to the Effective Time (other than with respect to matters excepted by Section 251(g) of the DGCL);

     WHEREAS, the directors of Atlas immediately prior to the Effective Time will be the directors of Holdco as of the Effective Time;

     WHEREAS, Holdco and MergerCo are newly formed corporations organized for the purpose of participating in the transactions contemplated hereby;

     WHEREAS, the respective Boards of Directors of Atlas , MergerCo and Holdco have determined that it is advisable and in their respective best interests and in the best interests of their respective stockholders that MergerCo be merged with and into Atlas, with Atlas continuing as the Surviving Corporation, in accordance with the terms and conditions of this Agreement (the "Merger"), and accordingly the Boards of Directors of each of Atlas, MergerCo and Holdco have approved and authorized this Agreement and the transactions contemplated hereby, including the Merger; and

     WHEREAS, it is contemplated that the Merger will be effected in accordance with Section 251(g) of the DGCL, and that the Merger and the exchange of shares of capital stock of Atlas for shares of capital stock of Holdco shall be a transaction described in Section 351(a) or Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), and that, as the Board of Directors of Atlas has determined, no gain or loss will be recognized for United States federal income tax purposes by the stockholders of Atlas as a result of the Merger;

     NOW, THEREFORE, in consideration of the premises, the mutual agreements, promises, covenants, representations, warranties, acknowledgments and other terms, conditions, and provisions set forth herein, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I
                                   THE MERGER



     1.1 The Merger; Filing and Effective Time. Subject to and in accordance with the terms and conditions of this Agreement and the DGCL, this Agreement and the cer-


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                                      -3-


tificates of the secretaries of Atlas and MergerCo attached hereto as Exhibits A and B, duly executed, shall be filed with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") by Atlas at or as soon as practicable after the Closing (as defined below). The Merger shall become effective at 4:01 p.m. eastern standard time on the date this Agreement is so filed with the Delaware Secretary of State (the "Effective Time").

     1.2 Closing. Subject to and in accordance with the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place as soon as practicable after satisfaction of the latest to occur of the conditions set forth in Article IV hereof (the "Closing Date"), at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005, unless another date or place is agreed to in writing by the parties hereto.

     1.3 Effects of the Merger. The Merger shall have the effects set forth in
Section 259 of the DGCL.

     1.4 Certificate of Incorporation of the Surviving Corporation. The Restated Certificate of Incorporation of Atlas, as in effect immediately prior to the Effective Time (the "Atlas Charter"), shall be the certificate of incorporation of the Surviving Corporation (the "Surviving Corporation Charter"), except that the following amendments thereto are to be effected by the Merger upon the Effective Time:

          A. The Surviving Corporation Charter shall be amended by deleting
     Article 4 thereof in its entirety and inserting in lieu thereof the following: "4. The total number of shares of stock which the Corporation has authority to issue is 100 shares of Common Stock, par value $.01 per share (the "Common Stock")."; and

          B. The Surviving Corporation Charter shall be amended by adding and inserting, immediately following Article 10 thereof, a new Article 11 thereof, to read in its entirety as follows:

     11. Any act or transaction by or involving the Corporation that requires for its adoption under the General Corporation Law of the State of Delaware or this Restated Certificate of Incorporation the approval of stockholders of the Corporation shall, pursuant to subsection (g) of Section 251 of the General Corporation Law of the State of Delaware, require, in addition, the approval of the stockholders of Atlas Air Worldwide Holdings, Inc., a Delaware corporation, or any successor thereto by merger, by the same vote as if required by the General Corporation Law of the State of Delaware and/or this Restated Certificate of Incorporation.

     1.5 Bylaws of the Surviving Corporation. The Bylaws of Atlas as in effect immediately prior to the Effective Time (the "Atlas Bylaws"), shall be and continue in full


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                                      -4-


force and effect as the bylaws of the Surviving Corporation upon and after the Effective Time, unless and until duly amended, altered, changed, repealed, and/or supplemented in accordance with the DGCL (which power and right to amend, alter, change, repeal, and/or supplement, at any time and from time to time after the Effective Time, are hereby expressly reserved).

     1.6 Directors and Officers of the Surviving Corporation.

          A. The respective members constituting the whole Board of Directors of Atlas (the "Atlas Board") immediately prior to the Effective Time shall be and continue as the respective members constituting the whole Board of Directors of the Surviving Corporation upon and after the Effective Time, until such members' respective successors are duly elected and qualified or until such members' earlier death, resignation, disqualification or removal and unless and until the number of members of such Board of Directors shall be duly increased or decreased in accordance with the DGCL (which power and right to increase and decrease, at any time and from time to time after the Effective Time, are hereby expressly reserved).

          B. Each person serving as an officer of Atlas immediately prior to the Effective Time shall be and continue as an officer of the Surviving Corporation, holding the same office or offices, upon and after the Effective Time, until such person's successor is chosen and qualified or until such person's earlier death, resignation, disqualification, or removal (which power and right to remove are hereby expressly reserved).

     1.7 Further Assurances. At any time and from time to time upon and after the Effective Time, as and when required or deemed desirable by the Surviving Corporation or its successors or assigns, there shall be executed, acknowledged, certified, sealed, delivered, filed, and/or recorded, in the name and on behalf of any and each Constituent Corporation, such deeds, contracts, consents, certificates, notices, and other documents and instruments, and there shall be done or taken or caused to be done or taken, in the name and on behalf of any and each Constituent Corporation, such further and other things and actions as shall be appropriate, necessary, or convenient to acknowledge, vest, effect, perfect, confirm of record, or otherwise confirm the Surviving Corporation's (or its successors' or assigns') right, title, and interest in and to, and possession of, all the property, interests, assets, rights, privileges, immunities, powers, franchises, and authority of each Constituent Corporation held immediately prior to the Effective Time, and otherwise to carry out and effect the intent and purposes of this Agreement and the Merger. The officers and directors of the Surviving Corporation (or its successors or assigns), and each of them, upon and after the Effective Time, are and shall be fully authorized, in the name and on behalf of each Constituent Corporation, to do and take and cause to be done and taken any and all such things and actions, and to execute, acknowledge, certify, seal, deliver, file, and/or record any and all such deeds, contracts, consents, certificates, notices, and other documents and instruments.



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                                      -5-


                                   ARTICLE II
                           EFFECT OF THE MERGER ON THE
                  CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS



     2.1 Effect on Capital Stock. Upon and as of the Effective Time, by virtue of the Merger and without any action on the part of the holders of the respective shares:

          A. Conversion of MergerCo Stock. Each share of MergerCo Common Stock outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share (the "Surviving Corporation Common Stock"), of the Surviving Corporation, to be issued and deemed to have been issued by the Surviving Corporation automatically and immediately upon and as of the Effective Time; the capital of the Surviving Corporation in respect of each share of Surviving Corporation Common Stock to be an amount equal to the par value thereof as permitted under the DGCL and such outstanding shares of MergerCo Common Stock shall be canceled and cease to exist.

          B. Conversion of Atlas Stock. Each share or fraction thereof of Atlas Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive one, or an equal fraction of one, validly issued, fully paid and nonassessable share of Holdco Common Stock and shall cease to represent any rights in any shares of Atlas Common Stock; and such outstanding shares of Atlas Common Stock shall be canceled and cease to exist.

     2.2 Notification of Transfer Agent. Prior to the Closing Date, Holdco, MergerCo and Atlas shall notify their respective transfer agents, if any, of the conversions of shares of Atlas stock and of shares of MergerCo stock and the cancellation of shares of Atlas and MergerCo stock pursuant to Section 2.1 hereof.

     2.3 Stock Certificates. Upon and as of the Effective Time, by virtue of the Merger and without any action on the part of either of the Constituent Corporations or Holdco, the holders of the respective shares, or any other person:

          A. Holdco. Each holder of a certificate formerly representing shares of Atlas Common Stock shall be required to surrender such certificate to Atlas' transfer agent ("Transfer Agent"), along with a properly completed transmittal letter in order to receive a certificate or certificates of Holdco representing the number of shares of Holdco common stock into which the shares of Atlas Common Stock previously represented by such Atlas certificate have been converted pursuant to this Agreement. A letter of transmittal will be mailed by the Transfer Agent to each former stockholder of Atlas as soon as reasonably practicable after the Effective Time. Until surrendered and exchanged in accordance with this Section 2.3 or in the ordinary course, each cer-


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                                      -6-


     tificate representing Atlas Common Stock shall be deemed and treated for all corporate purposes at any time after the Effective Time to evidence the ownership of the number of shares of Holdco into which such shares of Atlas were converted pursuant to Section 2.1.B hereof.

          B. MergerCo. Holdco, as the holder of the certificate (the "MergerCo Common Stock Certificate") that immediately prior to the Effective Time evidences the outstanding shares of MergerCo Common Stock may, at Holdco's option, surrender the same to the Surviving Corporation for cancellation, and Holdco shall be entitled to receive from the Surviving Corporation in exchange therefor a certificate representing and evidencing the shares of Surviving Corporation Common Stock into which Holdco's outstanding shares of MergerCo Common Stock shall have been converted; until surrendered, the MergerCo Common Stock Certificate shall represent and evidence the shares of Surviving Corporation Common Stock into which the outstanding shares of MergerCo Common Stock theretofore represented and evidenced thereby shall have been converted pursuant to Section 2.1A hereof.


                                   ARTICLE III
                              ADDITIONAL AGREEMENTS



     3.1 No Atlas Stockholder Meeting; MergerCo Stockholder Written Consent. The parties understand and acknowledge that it is contemplated that the Merger will be effected in accordance with Section 251(g) of the DGCL and that no vote of Atlas's stockholders adopting, approving or authorizing this Agreement and the transactions contemplated hereby, including the Merger, will be required under the DGCL. Holdco, in its capacity as the sole stockholder of MergerCo, as promptly as practicable on or after the date hereof, shall execute and deliver to MergerCo a written consent in lieu of a stockholder meeting adopting, approving and authorizing this Agreement and the transactions contemplated hereby, including the Merger, in accordance with Section 228 of the DGCL.

     3.2 Compliance with Section 251(g) of the DGCL. Holdco shall take any and all actions required so that the requirements of Sections 251(g)(4) and 251(g)(6) of the DGCL are fully satisfied in connection with the Merger.

     3.3 Employee and Director Atlas Stock Options. Upon and as of the Effective Time, to the fullest extent permitted by applicable law, Holdco shall assume all of Atlas's obligations, and Atlas shall have no further obligations, with respect to any then-outstanding right or option (each, an "Atlas Option") to acquire shares of Atlas Common Stock issued under any employee or non-employee director stock purchase or option plan, agreement or similar arrangement of Atlas and the due exercise of rights under any such Atlas Option shall entitle the holder thereof to acquire, upon the same terms and conditions that


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                                      -7-


were applicable under the corresponding Atlas Option, a number of shares of Holdco Common Stock identical to the class and number of shares of Atlas Common Stock that were subject to such corresponding Atlas option (a "Holdco Option"). Atlas and Holdco agree to take all corporate and other action as shall be necessary to effectuate the foregoing, and Atlas shall use its best efforts to obtain, if required, prior to the Closing Date, such consent of each holder of an Atlas Option as shall be necessary to effectuate the foregoing. Holdco shall take all corporate and other action necessary to reserve and make available for issuance upon the due exercise of rights under the Holdco Options a sufficient number of shares of Holdco Common Stock, and as soon as practicable following the Effective Time, shall provide to the record holders of the Holdco Options appropriate notice of such holder's rights thereunder. Immediately prior to the Effective Time, Holdco shall adopt and assume the Atlas Air, Inc. 1995 Long Term Incentive and Share Award Plan and the Atlas Air, Inc. Employee Stock Purchase Plan (collectively, the "Employee Share Plans"), and, following the Effective Time, Holdco may make awards under the Employee Share Plans as provided therein. Immediately prior to the Effective Time, Atlas, in its capacity as sole shareholder of Holdco, shall approve Holdco's adoption of the Employee Share Plans.

     3.4 Outstanding Holdco Common Stock. Upon and as of the Effective Time, Atlas shall surrender to Holdco the certificate representing the outstanding shares of Holdco Common Stock, and such outstanding shares of Holdco Common Stock shall be retired as permitted under the DGCL and resume the status of authorized and unissued shares of Holdco Common Stock.

     3.5 Other Agreements. At the Effective Time, Holdco shall assume any obligation of Atlas to deliver or make available shares of Atlas Common Stock under any instrument, agreement or employee benefit plan not referred to in this
Section 3 to which Atlas or any of its subsidiaries is a party. Any reference to Atlas Common Stock under any such instrument, agreement or employee benefit plan shall be deemed to be a reference to Holdco Common Stock and one share of Holdco Common Stock shall be issuable in lieu of each share of Atlas Common Stock required to be issued by any such instrument, agreement or employee benefit plan, subject to subsequent adjustment as provided in any such instrument, agreement or employee benefit plan.

     3.6 Holdco as Successor Registrant to Atlas. It is the intent of the parties hereto that Holdco, as of the Effective Time, be deemed a "successor issuer" for purposes of rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), so that Holdco Common Stock shall be deemed registered under Section 12 of the Exchange Act.

     3.7 Listing of Holdco Common Stock. Holdco will use its best efforts to obtain, at or prior to the Effective Time, authorization to list, upon official notice of issuance, on the New York Stock Exchange the Holdco Common Stock to be issued and initially reserved for issuance pursuant to the transactions contemplated herein.


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                                      -8-


     3.8 Filings. At the Effective Time, the Surviving Corporation shall cause a certified copy of this Agreement to be executed and filed with the Delaware Secretary of State. At the Effective Time, to the extent necessary to effectuate the amendments to the Surviving Corporation Charter contemplated by this Agreement, the Surviving Corporation shall cause to be filed with the Delaware Secretary of State such certificates and documents required to give effect thereto.

     3.9 Voting and Disposition of Specified Atlas Common Stock.

     (a) Voting. From and after the Effective Time, subject to the provisions of
Section 3.9(e) hereof, Holdco hereby irrevocably agrees, that with respect to all matters involving the Surviving Corporation that require for their adoption under the General Corporation Law of the State of Delaware or the Restated Certificate of Incorporation of the Surviving Corporation the approval of stockholders of the Surviving Corporation, including, without limitation, the election or removal of directors of the Surviving Corporation, it will vote its shares of Specified Atlas Common Stock (as defined below), if and as directed by the vote of the same percentage of holders of its Common Stock that would be required by the stockholders of the Surviving Corporation for such approval.

     (b) Disposition. From and after the Effective Time, subject to the provisions of Section 3.9(e) hereof, Holdco shall not, unless directed to do so at a duly called stockholders' meeting by the affirmative vote of the holders of a majority of its outstanding Common Stock entitled to vote thereon, sell, assign, transfer, convey, pledge, hypothecate or otherwise dispose of, whether voluntarily or involuntarily (each a "Disposition") any shares of Specified Atlas Common Stock. Any Disposition or attempted Disposition thereof in violation of the provisions of this Section 3.9(b) shall be null and void and of no force or effect and the Surviving Corporation shall not register such Disposition on its stock transfer books. Each certificate representing shares of Specified Atlas Common Stock shall bear an appropriate legend referencing the provisions of this Section 3.9(a) and Section 3.9(b).

     (c) Specified Atlas Common Stock. As used in this Section 3.9, "Specified Atlas Common Stock" means (i) all shares of Atlas Common Stock held by Holdco as of the Effective Time and (ii) if and to the extent determined by the Board of Directors of Holdco or of Atlas by resolution prior to such acquisition, shares of capital stock of Atlas acquired by Holdco after the Effective Time, in each case, then held by Holdco.

     (d) Specific Performance. Holdco and Atlas each agree that a breach of
Section 3.9(a) or (b) would cause irreparable injury and that no adequate remedy therefor exists at law. Therefore, and without limitation thereof, Holdco and Atlas each agree that the rights given to holders of Holdco Common Stock pursuant to Section 3.9(a) and (b), shall be specifically enforceable.


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                                      -9-


     (e) Termination. The provisions of this Section 3.9 shall terminate and be of no further force or effect upon the first to occur of (i) the Disposition by Holdco of a majority of the shares of Specified Atlas Common Stock and (ii) the occurrence of a "Change in Control" of Atlas under and as such term is defined in any of (A) the Indenture, dated as of August 13, 1997, between Atlas and State Street Bank and Trust Company, as Trustee, relating to the 10 3/4% Senior Notes due 2005 of Atlas, (B) the Indenture, dated as of April 9, 1998, between Atlas and State Street Bank and Trust Company, as Trustee, relating to the 9 1/4% Senior Notes due 2008 of Atlas, or (C) the Indenture, dated as of November 18, 1998, between Atlas and State Street Bank and Trust Company, as Trustee, relating to the 9 3/8% Senior Notes due 2006 of Atlas.


                                   ARTICLE IV
                              CONDITIONS PRECEDENT



     4.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party under this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

          A. Stockholder Approval. This Agreement shall have been approved by the written consent of the holder of the outstanding MergerCo Shares.

          B. Illegality. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any foreign, United States, state or local governmental entity or municipality or subdivision thereof or court, tribunal, commission, board, bureau, agency or legislative, executive, governmental or regulatory or self-regulatory authority or agency (a "Governmental Entity") of competent jurisdiction or other legal restraint or prohibition shall be in effect which prohibits or makes illegal the consummation of the Merger or the other transactions contemplated hereby.

          C. Statutes. No statute, rule or regulation shall have been enacted by any Governmental Entity that would make the consummation of the Merger illegal.

          D. Listing of Holdco Common Stock. The Holdco Common Stock to be issued and initially reserved for issuance pursuant to the transactions contemplated herein shall have been approved for listing, upon official notice of issuance, by the New York Stock Exchange.

          E. Atlas Board of Directors Determination. The Board of Directors of Atlas shall not have altered or rescinded its determination that the Atlas stockholders shall not recognize gain or loss for United States Federal income tax purposes as a re-


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                                      -10-


     sult of the transactions contemplated hereby and that the Merger and the exchange of shares of capital stock of Atlas for shares of capital stock of Holdco shall be deemed a transaction described in Section 351(a) or 368(a) of the Code.

     4.2 Conditions to the Obligations of Atlas and MergerCo to Effect the Merger. The obligations of Atlas and MergerCo to effect the Merger shall be subject to the satisfaction of the condition that immediately prior to the Effective Time, Holdco shall have fully performed its obligations under Article III hereof.


                                    ARTICLE V
                            TERMINATION AND AMENDMENT



     5.1 Amendment. At any time prior to the Effective Time, this Agreement may be supplemented, amended or modified by the mutual consent of the Boards of Directors of the parties hereto; provided, however, that any amendment effected subsequent to stockholder approval shall be subject to the restrictions contained in the DGCL. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.

     5.2 Termination. This Agreement may be terminated and the Merger contemplated hereby abandoned at any time prior to the Effective Time by action of either the Board of Directors of Atlas, the Board of Directors of Holdco or the Board of Directors of MergerCo, if such Board of Directors shall determine that for any reason the completion of the transactions provided for herein would be inadvisable or not in the best interest of such corporation or its stockholders. In the event of such termination and abandonment, this Agreement shall become void and none of Atlas, Holdco or MergerCo nor their respective stockholders, directors, officers or agents shall have any liability with respect to such termination and abandonment.


                                   ARTICLE VI
                            MISCELLANEOUS PROVISIONS



     6.1 Entire Agreement. This Agreement, including the Exhibits attached hereto, constitutes the entire agreement among the parties regarding the subject matter hereof, and supersedes all prior agreements and undertakings, both written and oral, among the parties or of any of them regarding such subject matter.

     6.2 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.


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                                      -11-


     6.3 Headings. The headings set forth herein are for convenience only and shall not be used in interpreting the text of the section in which they appear.

     6.4 Counterparts. This Agreement may be executed in one or more counterparts which together shall constitute a single agreement.

     6.5 Certificates of Secretaries. The certificates of the secretaries of Atlas and MergerCo to be attached hereto are hereby incorporated by reference and shall be deemed on and part of this Agreement.



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                                      -12-



     IN WITNESS WHEREOF, Atlas, Holdco and MergerCo, pursuant to the approval and authority duly given by resolutions adopted by their respective Boards of Directors, have caused this Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

                         ATLAS AIR, INC.


                         By:      /s/ Fred L. deLeeuw
                                  --------------------------------------------
                                  Name:    Fred L. deLeeuw
                                  Title:   Vice President



                         ATLAS AIR WORLDWIDE HOLDINGS, INC.


                         By:      /s/ Thomas G. Scott
                                  --------------------------------------------
                                  Name:   Thomas G. Scott
                                  Title:       Senior Vice President,
                                               General Counsel and
                                               Assistant Secretary


                         ATLAS AIR MERGERCO, INC.


                         By:      /s/ Fred L. deLeeuw
                                  --------------------------------------------
                                  Name:   Fred L. deLeeuw
                                  Title:       Vice President and
                                               Assistant Secretary

                                                                       Exhibit A


                 CERTIFICATE OF THE SECRETARY OF ATLAS AIR, INC.


     The undersigned, Secretary of Atlas Air, inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that the Agreement and Plan of Merger (the "Agreement") to which this Certificate is attached has been executed on behalf of the Corporation by the Vice President of the Corporation. The Agreement has been adopted by the Board of Directors of the Corporation pursuant to Section 251(g) of the Delaware General Corporation Law and the conditions specified in the first sentence of such subsection have been satisfied.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of this 15th day of February, 2001.

                               /s/ David N. Brictson
                               -------------------------------------------------
                               Name: David N. Brictson
                               Title:    Secretary

                                                                       Exhibit B



            CERTIFICATE OF THE SECRETARY OF ATLAS AIR MERGERCO, INC.


     The undersigned, Secretary of Atlas Air MergerCo, Inc., a Delaware Corporation (the "Corporation"), hereby certifies that the Agreement and Plan of Merger (the "Agreement") to which this Certificate is attached has been executed on behalf of the Corporation by the Vice President and Assistant Secretary of the Corporation. The Agreement was duly adopted by the Board of Directors of the Corporation in accordance with Section 251 of the Delaware Corporation Law and by the written consent of the sole stockholder of the Corporation in accordance with Section 228 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of this 15th day of February, 2001.

                              /s/ Richard H. Schuyler
                              --------------------------------------------
                              Name: Richard H. Shuyler
                              Title:    Secretary